Exhibit 99.1

Contact:

Robert E. James, Jr.	J. Scott Ensor
Chief Executive Officer	Chief Risk Officer
(704) 688-4520	(704) 688-1101

FOR IMMEDIATE RELEASE
June 14, 2007
First Charter Examining Lot Loan Portfolio
Charlotte, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported that on June 7, 2007, Roy Cooper, the North Carolina Attorney General, announced that he had obtained a court order to appoint a receiver to take control of a real estate venture in Western North Carolina. The Attorney General’s complaint alleges that various named defendants, including real estate development companies, individuals, and an appraiser, engaged in deceptive practices to induce consumers to obtain loans to purchase lots in The Village at Penland and related development projects in the Spruce Pine, North Carolina area. These lots were allegedly priced based upon inflated appraisals. Several financial institutions, including First Charter Bank, the banking subsidiary of First Charter Corporation, made loans in connection with these residential developments.
While First Charter’s management is currently investigating this matter along with other authorities, it has concluded that it was not involved in the acquisition or development financing for these projects. First Charter has determined that it made 67 loans in an aggregate amount of $13.6 million to individual lot purchasers related to the projects. The loans are secured by residential lots in the developments. The loans were made in accordance with First Charter’s standard credit policies and met all applicable underwriting standards for credit scoring, down payment, and repayment ability. The Attorney General’s complaint, however, alleges that the developers misrepresented the down payments on closing documents through illusory second mortgages provided through an entity affiliated with the developers. In addition, without First Charter’s knowledge, many of these lot purchasers simultaneously acquired additional lots in these developments financed by other financial institutions. Potential deterioration in the borrowers’ financial situation could cause First Charter’s non-performing loans to increase over time unless the borrowers make their monthly payments.
In connection with its ongoing investigation, First Charter’s management is currently performing individual credit assessments on each of the borrowers under these loans. As a result, it has not made a determination with respect to the collectibility of the loans. In addition, First Charter is currently unable to quantify the likely amount of loss related to these loans or the extent to which all or a portion of any loss may be covered by insurance. While these loans are secured by real estate, First Charter does not believe that the collateral values determined at the time the loans were made, which were based on fully developed lots, are now realistic in light of their partially developed condition and the cessation of further work on the projects. In addition, it is not certain if and on what terms the projects will be completed.
First Charter believes that these lot loans do not reflect upon the underlying credit quality of the rest of its loan portfolio. However, First Charter is continuing to examine the remainder of its lot loan portfolio and will provide further information regarding this matter as it becomes available.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices, and 138 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.
For more information about First Charter, visit the Corporation’s Web site at www.firstcharter.com or call 800-601-8471.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. For a discussion of certain factors that may cause these forward-looking statements to differ materially from actual results, please refer to First Charter’s filings with the Securities and Exchange Commission. First Charter undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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